Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 265819) pertaining to the Second Amended and Restated 2020 Share Incentive Plan of Dingdong (Cayman) Limited of our reports dated April 19, 2024, with respect to the consolidated financial statements of Dingdong (Cayman) Limited, and the effectiveness of internal control over financial reporting of Dingdong (Cayman) Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2024.

/s/ Ernst & Young Hua Ming LLP
Shanghai, The People’s Republic of China
April 21, 2025